UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2024

Innovative Food Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28411 Race Track Road, Bonita Springs, Florida	34135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 14, 2024, Innovative Food Holdings, Inc., a Florida corporation (the “Company”), closed on the sale of its warehouse located at 28411 Race Track Road, Bonita Springs FL 34135 (the “Warehouse”) to Tag Media Group LLC, dba “Gulf Coast Aluminum” (“Gulf Coast Aluminum”, and together with the Company, the “Parties”). The Warehouse consists of approximately 1.1 acres of land and close to 10,000 square feet of combined office and warehouse space. Pursuant to a purchase and sale agreement between the Parties dated December 12, 2023 (the “Purchase Agreement”), the Company agreed to sell the Warehouse, certain warehouse racking, and a forklift to Gulf Coast Aluminum for a total purchase price of $2,455,000.00, prior to customary closing costs. The Company received approximately $1.9 million in net proceeds from the transaction.

The Purchase Agreement contains customary representations, warranties, and covenants of the Parties. The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

2.1	Purchase Agreement by and between the Company and Gulf Coast Aluminum, dated December 12, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: February 16, 2024
By: /s/ Robert William Bennett Robert William Bennett
Chief Executive Officer and Director (Principal Executive Officer)